                                                                 EXHIBIT 2.5.1.4
                             TERMINATION, ASSIGNMENT
                          AND INDEMNIFICATION AGREEMENT


         This TERMINATION, ASSIGNMENT AND INDEMNIFICATION AGREEMENT (the "Agreement") is made as of May 5, 2000 by and between KANAS TELECOM, INC. ("Kanas"), an Alaska corporation, and ADESTA COMMUNICATIONS, INC. ("Adesta") (f/k/a MFS Network Technologies, Inc.), a Delaware corporation. The signatories to the Agreement shall be referred to herein as the "Parties."

                                    RECITALS:

                  WHEREAS, Kanas and Adesta are parties to a Construction Services Agreement (the "Construction Agreement") and Network Operation and Maintenance Agreement (the "O&M Agreement" and collectively with the Construction Agreement, the "Network Contracts") both dated November 1, 1996, pertaining to the construction, operation and maintenance of a fiber-optic telecommunications network (the "Network"). The Network was constructed for Alyeska Pipeline Service Co. ("Alyeska") pursuant to the Telecommunications Service Agreement effective May 31, 1996, as amended ("TAPS/6220"); and

                  WHEREAS, Kanas and Alyeska are involved in a dispute under TAPS/6220; and

                  WHEREAS, Adesta wishes to be released from certain obligations in connection with the construction, operation and maintenance of the Network as of the date of final execution of this Agreement; and

                  WHEREAS, Kanas is willing to so release Adesta, and assume responsibilities previously performed by Adesta, consistent with Kanas' obligations under TAPS/6220; and

                  WHEREAS, Kanas has retained General Communications, Inc., an Alaska corporation ("GCI"), for management services, previously provided by Adesta, and for assistance in resolving the dispute with Alyeska pertaining to the construction and operation of the Network; and

                  WHEREAS, Kanas and GCI have been utilizing, and would like to continue to utilize, certain property of Adesta in connection with the operation and maintenance of the Network.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties, intending to be legally bound, hereby agree as follows:

                  1.       TERMINATION OF NETWORK CONTRACTS.

                  (a) Effective on the execution of this Agreement, the Network Contracts are terminated and each of Kanas and Adesta does hereby release and discharge the other party, its respective affiliates, parent corporation, subsidiaries, successors and assigns and its respective directors, officers, employees, and agents, of and from any and all obligations under the Network Contracts from and after such date. Adesta shall have no further performance obligations as a designee or subcontractor with respect to the construction, maintenance and operation of the Network.

                  (b) Notwithstanding the termination of the Network Contracts, each Party acknowledges that during the course of the performance of services thereunder or thereafter, it has been, or will be provided with, and may otherwise have had access to Confidential Information (defined below). Each Party, for itself and its affiliates, subsidiaries, officers, directors, employees and agents agrees that it will keep all Confidential Information confidential and will not disclose same to any other party except as disclosure may be required by law.

                  (c) Confidential Information means and includes, without limitation, any and all (i) plans, drawings, specifications, photographs, charts, studies, business plans, computer software and programs (including object and source codes), databases, concepts and ideas pertaining to the design, construction, operation and maintenance of the Network; and, (ii) information pertaining to the business and affairs of Adesta or Kanas, which (A) is not generally available to the public and (B) has not been disclosed to third parties (with the exception of Alyeska, shareholders and agents of Kanas, shareholders and agents of Adesta, or GCI).

                  2. LIMITED RELEASE OF EXISTING CLAIMS; NO ASSUMPTION OF LIABILITIES BY KANAS.

                  (a) Adesta acknowledges and agrees that it remains liable for any and all claims that Kanas or third parties (including, without limitation, Alyeska and subcontractors) may have against Adesta, whether such claims are currently known or unknown, and whether or not such claims have, to date, been asserted orally or in writing, arising out of the services performed by Adesta under the Network Contracts through and including the date hereof. Adesta further acknowledges and agrees that the termination of the Network Contracts does not constitute an assumption by Kanas of any liability to subcontractors of Adesta, or other third parties, including Alyeska, who may have direct or indirect claims against Adesta pertaining to the Network.

                  (b) Notwithstanding the foregoing provisions of this paragraph 2, as consideration for Adesta's transfer of Assets provided for in paragraph 3 below and Adesta's agreement to cooperate with Kanas as provided in this Agreement, Adesta shall not have any payment obligation either directly to Kanas or indirectly to Alyeska, in respect of damages, loss, liability or expense, but exclusive of the fees and expenses of Adesta's own attorneys and other professionals (collectively, "Losses") arising from alleged breaches by Kanas of TAPS/6220, or by Adesta of the Network Contracts, and Kanas hereby agrees to hold Adesta, its parent corporation, subsidiaries, and affiliates, and their respective directors, officers, employees and agents harmless from and against any such Losses, until the aggregate amount of such Losses, plus any amounts expended by Kanas in accordance with paragraph 4(b) below, exceed Eighteen Million Dollars ($18,000,000).

                  3.       TRANSFER OF ASSETS.

                  (a) As consideration for Kanas' release of Adesta in accordance with paragraph 1 above and Kanas' agreement to indemnify Adesta as set forth in paragraph 4 below, Adesta does hereby grant, convey, bargain, sell, assign, set over, transfer and deliver "as is" to Kanas, (i) all of Adesta' s right, title and interest in and to the property and other assets listed in Exhibit A hereto; (ii) all "field action requests", as summarized in Exhibit B, and other claims that Adesta may have against Kanas, Alyeska and third parties (but excluding claims of Adesta against its subcontractors) arising as a result of the services performed under the Network Contracts; and (iii) all of Adesta's right, title and interest in and to all contract and all property rights, real and personal (in addition to the items specifically listed in Exhibit A), and all governmental licenses, permits and other authorizations (to the extent that same are legally transferable) that are necessary or appropriate for the construction, operation and maintenance of the Network (collectively, the "Assets").

                  (b) Adesta agrees to deliver to Kanas such bills of sale, assignments, endorsements and other recordable instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Kanas and its counsel, and as Kanas and its counsel shall reasonably determine, now or in the future, are necessary to vest in Kanas all of Adesta's right, title and interest in and to the Assets, free and clear of all liens and encumbrances of any kind.

                  4. INDEMNIFICATION FOR EVENTS SUBSEQUENT TO THIS AGREEMENT; EXPENDITURES BY KANAS.

                  (a) As additional consideration for Adesta's transfer of Assets provided for in paragraph 3 and Adesta's agreements to cooperate with Kanas as provided in this Agreement, Kanas hereby agrees to release, forever discharge, and indemnify Adesta, its parent corporation, subsidiaries, and affiliates, and their respective directors, officers, employees and agents against, and to hold each of them harmless from, any and all Losses including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding, incurred or suffered by any such person, arising out of the construction, operation and/or maintenance of the Network, or the use of any of the Assets by employees or agents of Kanas and GCI, from and after the execution of this Agreement.

                  (b) Adesta acknowledges that Kanas may elect to undertake improvements and upgrades to the Network in order to mitigate damages or claims resulting from breaches of TAPS/6220 which may be alleged by Alyeska. Kanas agrees that except to the extent that the Losses and expenditures exceed $18,000,000, as provided in paragraph 2(b) above, Kanas shall not assert any claim against Adesta for reimbursement of any expenditures so incurred. Adesta agrees that the cost of such improvements and/or upgrades may be credited against the $18,000,000 "hold harmless" amount set forth in paragraph 2(b).

                  5. AGREEMENT TO COOPERATE. Adesta hereby agrees to cooperate with Kanas and to provide Kanas such information, assistance and access to employees and agents of Adesta as Kanas reasonably requires in collection with any or all of the following: (i) the negotiation and implementation of an agreement between Kanas and Alyeska supplementary to, in substitution for, or in settlement of claims arising under, TAPS/6220; (ii) the making of repairs and improvements to the Network by Kanas, its agents, subcontractors or other authorized representatives; (iii) the sale of Kanas or the Network; and (iv) Kanas' prosecution or defense of litigation with Alyeska pertaining to the construction and operation of the Network. Adesta further agrees that it will preserve and protect all Confidential Information and all of its documents, records, plans and drawings pertaining to TAPS/6220 and the construction, operation and maintenance of the Network.

           6. REPRESENTATIONS AND WARRANTIES. Each of the Parties represents and warrants as follows:

                  (a) It is a corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation. It has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, installments and documents contemplated hereby, and all corporate action necessary for such execution, delivery and performance has been duly taken. This Agreement has been duly executed and delivered and is a legal, valid and binding obligation of such party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and subject to general equitable principles and to limitations on the availability of equitable relief.

                  (b) The execution and delivery of this Agreement and any other agreements, instruments and documents to be executed and delivered by such Party pursuant hereto do not, and the performance and consummation by such Party of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under any terms or provisions of such Party's charter documents or any statute, rule, regulation, judicial or governmental decree, order or judgment, to which such party is a party or by which it, or in the case of Adesta, the Assets, are subject.

                  (c) No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state or local or other governmental authority or regulatory body or any court or other tribunal to which it, or in the case of Adesta, the Assets, are subject, is required for the execution, delivery or performance by such Party of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby or thereby.

                  (d) Adesta has good and marketable title to the Assets, free and clear of all liens and encumbrances of any kind. Upon delivery by Adesta to Kanas of the Assets, Kanas will acquire good and marketable title to the Assets, free and clear of all liens and encumbrances of any kind.

           7. REMEDIES FOR BREACH. In the event of a breach of the representation and warranty in paragraph 6(d) above, Kanas shall be entitled to offset against the $18,000,000 "hold harmless" amount (i) the value of any Asset, the use of which Kanas is deprived, and (ii) the amounts paid by Kanas in order to discharge any liens or encumbrances.

                  8. SALES, TRANSFER AND USE TAXES. In addition to the obligations set forth in paragraph 4 of this Agreement, Kanas hereby agrees to indemnify Adesta and to hold it harmless from and against any claim that may be asserted for the payment of sales, transfer and use taxes arising out of the transfer of the Assets.

                  9. ENTIRE AGREEMENT. This Agreement, including the Exhibit hereto, contains the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written.

                  10. AMENDMENT AND WAIVER. This Agreement may not be modified, amended or supplemented other than by an agreement in writing executed by all parties hereto. No waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any provisions, breach or default of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                  11. ASSIGNMENT. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

                  12. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, on the next business day when sent by overnight mail service or by facsimile, or upon the third day following deposit in the United States mail, registered or certified with postage prepaid, return receipt requested addressed as set forth below:

                  (a)      If to Kanas:  Kanas Telecom, Inc.
                                         c/o Mr .Reginald E. Chesson
                                         MCI WorldCom, Inc.
                                         2520 Northwinds Parkway
                                         Alpharetta, Georgia 30004
                                         Facsimile: (770) 625-6050

                           with a
                           copy to:      Kevin Gallagher, Esq.
                                         MCI WorldCom, Inc.
                                         Department of Law & Public Policy
                                         1133 19th St. N.W.
                                         Washington, D.C. 20036
                                         Facsimile: (202) 736-6482

                  (b)      If to Adesta:    Adesta Communications, Inc.
                                            1200 Landmark Center, Suite 1300
                                            Omaha, Nebraska 68102-1892
                                            Attn: President and Legal Counsel
                                            Facsimile: 402-233-7582

Any Party may alter the addresses to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph 11.

                  13. GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Alaska, without regard to the principles thereof regarding conflict of laws.

                  14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

                  15. CONFIDENTIALITY. The parties agree that no public disclosure shall be made by either of them of the terms of this Agreement or the transactions contemplated thereby without the consent of the other Party; provided, however, that either Party may make such disclosures as are necessary to comply with any requirement of law after making good faith efforts under the circumstances to consult in advance with the other.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                            KANAS TELECOM, INC.


                                            By: /s/ Reginald Chesson
                                                -----------------------------
                                            Name: Reginald Chesson
                                            Title: Vice President

                                            ADESTA COMMUNICATIONS, INC.


                                            By: /s/ Robert Sommerfeld
                                                -----------------------------
                                            Name: Robert Sommerfeld
                                            Title: President